Exhibit 99

COVENANT TRANSPORT ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - October 24, 2006 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended September 30, 2006.

Financial and Operating Results
For the quarter, total revenue increased 4.0%, to $176.7 million from $169.9 million in the same quarter of 2005. Freight revenue, which excludes fuel surcharges, was essentially flat at $144.1 million in the 2006 quarter and $144.7 million in the 2005 quarter. The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported net income of $795,000, or $.06 per share, compared to net income of $1.2 million, or $.09 per share, for the third quarter of 2005.

For the nine months ended September 30, total revenue increased 7.1%, to $497.5 million from $464.6 million during 2005. Freight revenue increased 1.5%, to $412.9 million in 2006 from $407.0 million in 2005. The Company generated a net loss of $488,000, or $.03 per share, compared with a $1.2 million profit for the same period of 2005.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the quarter: “Our earnings came in better than expected at the time of our preannouncement on September 14, primarily because of a $.30 per gallon drop in the price of diesel fuel over the last few weeks of the quarter. From a freight standpoint, we have not seen the expected level of peak shipping activity typically seen by the end of August. In fact, shipping demand is still not where it should be as of this point in October. Despite a somewhat less robust freight environment than we would like, our business realignment is showing incremental improvement in several significant areas. Average freight revenue per tractor per week, our main measure of asset productivity, improved sequentially over the second quarter of 2006 and 1.8% over the third quarter of 2005. Although less than our target of a 5% improvement, we are pleased by progress in this area. On a consolidated basis, average miles per tractor improved 1.6% and average freight revenue per total mile was essentially flat with the third quarter of 2005, on a longer average length of haul. A nice improvement in the non-revenue miles percentage more than offset a slight decrease in average freight revenue per loaded mile. In general, the changes in freight mix as a result of the business realignment expanded the portions of our business with longer lengths of haul, more miles per tractor, and generally lower rate structures, while shrinking the regional service offering, which had the highest rate structure but significantly lower miles per tractor.

"Our after tax cost per mile increased just over one percent versus the same quarter last year. There were several items up and down, with the main variances being increases in salaries and purchased transportation expense associated with our new brokerage company, offset partially by savings in insurance and claims, fuel costs net of surcharge collection, and additional gain on disposal of revenue equipment. Salaries increased as a result of additional overhead costs associated with the business realignment and additional driver pay costs versus year ago associated with more miles as a percentage of the total run by our expedited team division. Additionally, we have had an increase in the percentage of the fleet comprised of company drivers versus owner-operators. As with the second quarter, we reduced our accrual for casualty claims to 8.0 cents per mile from 9.5 cents per mile last year as a result of several quarters of improved safety results that have changed the actuarial estimate. Gains on disposition were approximately $828,000 higher than the same quarter last year.

"From an equipment perspective, we continue to position Covenant for the future. Our revenue equipment fleet continues to be one of the youngest in the industry with an average tractor age of 1.6 years and an average trailer age of 2.8 years. We continue our plan to replace 2,087 tractors and 2,183 trailers in 2006. Additionally, our acquisition of Star last month added approximately 600 tractors and 1,800 trailers to our consolidated fleet.

“With the acquisition of Star, we previously stated that we planned to reduce our existing tractor and trailer fleet to properly optimize the portion of the fleet that is operating efficiently. We reduced the non-Star fleet by 255 tractors during the third quarter and expect to reduce the fleet by another 200 trucks by the end of 2006, ending the year at about 3,650 tractors. Our 2007 tractor plan includes minimal overall growth while we replace slightly less than 500 trucks. The trailer fleet should be reduced by 600 by the end of 2006 with another 800 reduction by the end of the second quarter of 2007. The trailer fleet should end the second quarter of 2007 at about 8,700.

“At September 30, 2006, our total balance sheet debt was $169.0 million and our stockholder's equity was $189.7 million, for a total debt-to-capitalization ratio of 47.1% and a book value of $13.49 per share. In connection with our fleet cycle and the Star acquisition we significantly increased our overall balance sheet and lease obligations. As compared with year end 2005, balance sheet debt increased by $88.7 million while financing under operating leases increased by a present value of approximately $45.3 million. The increase in the off-balance sheet financing was largely driven by the sale-leaseback of our corporate headquarters in April 2006. Based on our expectations for the tractor and trailer dispositions described above and a dramatic decrease in new tractor and trailer activity in 2007, we expect capital expenditures, net of proceeds of dispositions, to drop from an estimated $90 million in 2006 (including the purchase of Star and proceeds from the sale leaseback transaction of the corporate headquarters completed in April of 2006) to a range of $20 million to $25 million in 2007 (excluding any acquisitions).

Update on the Star Acquisition
“We are very pleased to announce that the first month of the transition has gone exceptionally well. Jim Brower and his staff have done an outstanding job in retaining the majority if not all of the customers and in house personnel, while the driver turnover, which is always a concern in acquisitions, has remained below the industry average. In only 16 days of being included in our results, Star was able to contribute slightly to earnings during the quarter. Star’s management feels good about their position in Covenant and in the market and is already planning for growth opportunities for 2007.

“As previously discussed, a key part of our strategy surrounding the Star acquisition was to reduce the size of Covenant’s least profitable operations. To accompany the fleet reduction discussed above, we reduced our Covenant staffing by approximately 150 positions and closed two terminals. We expect the savings from these actions to be meaningful and to contribute to earnings beginning in the fourth quarter. The associated severance and facility closure costs reduced earnings during the quarter by slightly over $.01 per share.”

The Company will host a conference call tomorrow, October 25 at 1:30 p.m. Eastern Time to discuss the quarter as well as to provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 8401447. An audio replay will be available for one week following the call at 800-642-1687, access code 8401447. For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a group of transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas, and Star Transportation of Nashville, Tennessee. The group operates one of the ten largest fleets in North America as measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: our ability to successfully integrate Star Transportation into our consolidated group; our ability to successfully manage the downsizing of a portion of our operations at Covenant Transport; our ability to dispose of tractors and trailers on the schedule and for the prices we expect; tractor and trailer build and delivery schedules; our success in restructuring the company’s operations around the identified service offerings; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer  (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant     (423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc. Key Financial and Operating Statistics

	Three Months Ended September 30,			Nine Months Ended September 30,
($000s)	2006	2005	% Change	2006	2005	% Change
Freight revenue	$144,148	$144,681	-0.4%	$412,926	$406,988	1.5%
Fuel surcharge revenue	32,513	25,214		84,621	57,647
Total revenue	$176,661	$169,895	4.0%	$497,547	$464,635	7.1%

Operating expenses
Salaries, wages and related expenses	66,892	63,264		189,955	178,177
Fuel expense	52,858	48,109		145,075	121,504
Operations and maintenance	9,062	9,174		26,334	24,846
Revenue equipment rentals and purchased transportation	16,462	15,263		46,598	45,672
Operating taxes and licenses	3,423	3,117		10,190	10,060
Insurance and claims	8,360	10,090		24,773	28,527
Communications and utilities	1,785	1,726		4,902	4,967
General supplies and expenses	5,675	4,759		15,719	13,223
Depreciation and amortization	8,624	10,543		27,179	30,491
Total operating expenses	173,141	166,045		490,725	457,467
Operating income	3,520	3,850		6,823	7,168
Other (income) expenses:
Interest expense	1,752	1,290		3,951	2,942
Interest income	(169)	(90)		(490)	(191)
Other	-	(113)		(13)	(443)
Other expenses, net	1,583	1,087		3,448	2,308
Income before income taxes	1,937	2,763		3,375	4,860
Income tax expense	1,142	1,546		3,862	3,619
Net income	$795	$1,217		($488)	$1,241

Basic earnings per share	$0.06	$0.09		$(0.03)	$0.09
Diluted earnings per share	$0.06	$0.09		$(0.03)	$0.09
Weighted avg. common shares outstanding	14,000	13,979		14,074	14,241
Weighted avg. common shares outstanding adjusted for assumed conversions	14,059	14,044		14,074	14,355

Operating statistics excludes fuel surcharges:
Net margin as a percentage of freight revenue	0.55%	0.84%		-0.12%	0.30%
Average freight revenue per loaded mile	$1.508	$1.515	-0.5%	$1.499	$1.493	0.4%
Average freight revenue per total mile	$1.366	$1.362	0.3%	$1.355	$1.340	1.1%
Average freight revenue per tractor per week	$3,123	$3,067	1.8%	$3,058	$2,934	4.2%
Average miles per tractor per period	30,051	29,592	1.6%	88,004	85,418	3.0%
Weighted avg. tractors for period	3,479	3,589	-3.1%	3,448	3,557	-3.1%
Tractors at end of period	3,854	3,526	9.3%	3,854	3,526	9.3%
Trailers at end of period	10,106	8,376	20.7%	10,106	8,376	20.7%

	Sep 2006	Dec 2005
Total assets	$478,737	$371,261
Total equity	$189,671	$189,724
Total debt, including current maturities	$168,995	$80,281
Debt to Capitalization Ratio	47.1%	29.7%

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